EXHIBIT 99.1

China Security & Surveillance Adds Two New Members to its Board of Directors;
Announces Trading Date for NYSE Listing

- Company to Commence Trading on NYSE Monday, October 29, 2007 -

SHENZHEN, China, Oct. 26 /PRNewswire-FirstCall/ -- China Security & Surveillance Technology, Inc. (OTC Bulletin Board: CSCT) ("China Security"), a leading provider of digital surveillance technology in the PRC, today announced the election of two new independent members to its Board of Directors. Mr. Mak Kin Kwong and Mr. Robert Shiver have joined the Board, effective October 25, 2007. On the same date, Mr. Jianguo Jiang and Lingfeng Xiong resigned from the Board. The election of these two individuals to the Board brings the total number of independent directors to three, constituting the majority of the Board which currently has five members. Consequently, China Security has announced that it will commence trading on the NYSE on Monday, October 29, 2007 under the trading symbol, "CSR". Until that time, the Company's shares will continue to trade on the OTCBB under the symbol "CSCT".

Mr. Mak Kin Kwong is currently the Managing Director of Venfund Investment, a China-focused private equity investment and financial advisory firm incorporated in Shenzhen, China which he co-founded in late 2001. Prior to that, Mr. Mak spent 17 years at Arthur Andersen Worldwide where he was a firm partner and served as the managing partner of Arthur Andersen Southern China in his last position with the firm. Mr. Mak serves as an independent nonexecutive director and audit committee chairman of Trina Solar Limited, China GrenTech Corp., Dragon Pharmaceutical Inc. and Network CN Inc., all of which are companies listed in the U.S.; Shenzhen Victor Onward Textile Industrial Co. Ltd and Gemdale Industries Inc., listed in mainland China; and Huabao International Holdings Ltd., listed on the Hong Kong Stock Exchange. Mr. Mak also serves as a non-executive director of Bright World Precision Machinery Ltd., listed in Singapore and Vinda International Holdings Ltd., listed on the Hong Kong Stock Exchange.

Mr. Robert Shiver has over thirty years of experience in the security and communications solutions field. Mr. Shiver currently serves as a Managing Director of TC Energy Holdings LLC, a private company dedicated to providing state-of-the-art energy and security services to industrial, commercial and residential clients. He also serves as Chairman and CEO of Aerwav Holdings, Inc., a holding company organized to purchase companies in the global security and wireless industries. From 2003-2006, Mr. Shiver served as Chairman and CEO of Aerwav Integration Services, Inc., a critical communications service provider specializing in web-based integrated security and communications solutions for commercial clients. From 1997-2002, he served as Chairman, President and CEO of Securicor Wireless Holdings (formerly Intek Global Corp.), a wholly-owned subsidiary of U.K.-based Securicor, that provides spectrum-efficient wireless technology, products and services to the global communications marketplace. Prior to this position, Mr. Shiver served as Co- Founder and CEO of Centennial Security Holdings Inc. (1994-1997); CEO of Senses International, Inc. (1991-1994); group V.P. of ADT Limited (1987-1991); V.P. Sales and Marketing of Electro-Protective Corp. (1983-1987). Mr. Shiver began his career at Sonitrol of the Midwest (1977-1983). Mr. Shiver's current Board memberships include Aerwav Holdings Inc. and The Shiver Group LLC.

Mr. Guo Shen Tu, Chief Executive Officer of China Security, commented, "We are very pleased to have both Mr. Mak and Mr. Shiver join our Board. Mr. Mak has a strong financial and accounting background and has significant Board experience working with many leading companies in Asia. Mr. Shiver has a tremendous knowledge of the security industry which will be an asset to our business as we focus on expanding and managing our growth. We are delighted to welcome both individuals to our Board and look forward to their contributions ahead."

Mr. Tu continued, "Our transfer to the New York Stock Exchange is an important milestone for our company and highlights the outstanding growth and profitability we have experienced over the past several years. We are excited about our new relationship with the NYSE and believe this listing will increase our visibility among investors and analysts, and create a more dynamic market for our shares. As a recognized leader in China's security industry, we are well positioned to capitalize on the many opportunities ahead."

About China Security & Surveillance Technology, Inc.

Based in Shenzhen, China, China Security manufactures, distributes, installs and maintains security and surveillance systems throughout the PRC. China Security has manufacturing facilities located in China and a R&D facility which maintains an exclusive collaboration agreement with Beijing University. China Security has built a diversified customer base through its extensive sales and service network that includes numerous points of presence throughout the PRC. To learn more about the Company visit http://www.csst.com.

Safe Harbor Statement

This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "will", "believes", "expects" or similar expressions. Statements in this press release about our ability to successfully trade on the NYSE, for example, are forward-looking statements. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.